Exhibit 1.1



                                  May 29, 1997


Board of Directors
Attn.: Julian E. Kulas, President & CEO
First Security Federal Savings Bank, FSB
936 North Western Avenue
Chicago, IL  60622


RE: Conversion Stock Marketing Services


Ladies and Gentlemen:

This letter sets forth the terms of the proposed engagement between Friedman, Billings, Ramsey and Co., Inc. ("FBR") and First Security Federal Savings Bank, FSB ("First Security"), concerning our Investment Banking Services in connection with the Reorganization of First Security from a federally chartered mutual savings bank to a holding company form of organization, and the sale of stock in First Security's newly formed holding company (the "Holding Company"). FBR understands that it is the intention of First Security to remain an independent company after the completion of the Offering (as defined below). However, First Security acknowledges that FBR does not control, and cannot guarantee, the level of concentration of ownership of stock of First Security after completion of the Offering.

FBR is prepared to assist First Security in connection with the offering of its shares of common stock during the Subscription Offering and Community Offering as such terms are defined in First Security's Plan of Conversion (together, the "Offering"). The specific terms (including those related to indemnification) of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between FBR and First Security to be executed prior to the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the Subscription Offering and Community Offering will be the price established by First Security's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to FBR and First Security.

In connection with the Subscription Offering and Community Offering, FBR will render the following services:

     1. Act as the Financial Advisor to First Security 2. Create marketing materials and formulate a marketing plan 3. Conduct training for all Directors and Employees concerning the Conversion 4. Manage Stock Center and staff with FBR personnel 5. Assist First Security and Attorneys with listing on NASDAQ



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     6. Assist First Security with the proxy solicitation

After the Offering, FBR intends to provide:

     1.   After market support as a Market Maker for First Security

     2.   Research coverage of First Security

     3. For a period of twelve months following the completion of the conversion, FBR will continue to act as Financial Advisor for First Security without further remuneration.

At the appropriate time, FBR, in conjunction with its counsel, will conduct an examination of the relevant documents and records of First Security as FBR deems necessary and appropriate. First Security will make all documents, records and other information deemed necessary by FBR or its counsel available to them upon request.

For its services in connection with the Offering, FBR will receive the following compensation and reimbursement from First Security:

     1. A management fee of $20,000 payable as follows: $10,000 upon the signing of this letter and $10,000 upon receiving OTS approval of the Conversion Application. Should the Reorganization be terminated for any reason not attributable to the action or inaction of FBR, FBR shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

     2. A marketing fee of 1.0% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering, excluding those shares purchased (i) by First Security officers, directors, or employees (or members of their immediate families), or
          (ii) by any ESOP,  tax-qualified or stock  compensation  plans (except
          IRA's) or similar plan created by First Security for some or all of its directors or employees or (iii) by any charitable foundation created by First Security or the Holding Company. The management fee of $20,000 will be credited against the marketing fee.

     3. The foregoing commissions are to be payable to FBR at closing as defined in the Agreement to be entered into between FBR and First Security.

     4. FBR shall be reimbursed for reasonable expenses incurred by them, including legal fees. Legal fees for FBR's outside counsel shall not exceed $35,000 and out-of-pocket expenses incurred by FBR's outside counsel shall not exceed $2,500. FBR's other out-of-pocket expenses are not expected to exceed $50,000. Should FBR's expenses, excluding legal fees and out-of-pocket expenses incurred by FBR's outside counsel, exceed $50,000, First Security must approve such expenses above that amount for FBR to be reimbursed. FBR's reasonable expenses, including both legal fees and other out-



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          of-pocket expenses,  shall be reimbursed as described above whether or not the Agreement is consummated.

It is further understood that First Security will pay all other expenses of the Reorganization including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees and fees of either FBR's blue sky attorneys or other blue sky attorneys relating to any required state securities law filings, telephone charges, air freight, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing. FBR agrees that either Robert A. Kotecki or David H. Neiswander will be on-site every day First Security is open for business (including Saturdays) managing the stock offering center during the marketing period of First Security's stock.

For purposes of FBR's obligation to file certain documents and to make certain representations to the NASD in connection with the Reorganization, First Security warrants that: (a) First Security has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between First Security and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of First Security has any affiliation with the NASD; (d) except as contemplated by this engagement letter with FBR, First Security has no financial or management consulting contracts outstanding with any other person; (e) First Security has not granted FBR a right of first refusal with respect to the underwriting of any future offering of First Security stock; and (f) there has been no intermediary between FBR and First Security in connection with the public offering of First Security shares, and no person is being compensated in any manner for providing such service.

First Security and the Holding Company (the "Indemnitors") jointly and severally agree to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are reasonably related to or result from the performance by FBR of the services contemplated by, or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Indemnitors. The Indemnitors will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent; (ii) to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted primarily from FBR's gross negligence or willful misconduct; (iii) to the extent any loss, claim, damage or liability is based on a false or misleading oral statement by an FBR employee or representative which is not consistent with the Holding Company's prospectus or marketing materials or (iv) to the extent any loss, claim, damage or liability is based on false or misleading statements, based on information originally supplied by FBR expressly for the use in SEC filed documents. FBR shall repay to the Indemnitors any amounts paid by the Indemnitors for reimbursement of FBR's expenses in the event that such expenses were incurred in relation to an act or omission with respect to which it is finally determined that FBR has acted with gross



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negligence or willful misconduct. The Indemnitors also agree that no Indemnified
Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Indemnitors or their security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from FBR's gross negligence or willful misconduct.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against First Security pursuant hereto, promptly notify First Security in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies First Security of the commencement thereof, First Security may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may retain counsel to participate in the defense of any such action, provided, however, that in no event shall First Security be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties.

If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party, the Indemnitors agree to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Indemnitors, on the one hand, and FBR on the other hand, of the Transaction as completed (whether or not the Transaction is consummated) or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Indemnitors, on the one hand, and FBR, on the other hand, as well as any other relevant equitable considerations. Each of the parties hereto (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) waives all right to trial by jury in any action, proceeding or counteraction (whether based upon contract, or otherwise) related to or arising out of our engagement pursuant to, or the performance by us of the services contemplated by, this Letter Agreement.

Notwithstanding any provision in this letter to the contrary, First Security shall not provide indemnification or contribution as contemplated under the terms of this letter if such indemnification or contribution would cause First Security to violate the provisions of Section 23A or 23B of the Federal Reserve Act.

This letter is merely a statement of intent and is not a binding legal agreement except as to (4) above (with regard to the obligation to reimburse FBR for reasonable expenses to be incurred prior to the execution of the Agreement), and the indemnity described above. While FBR and First Security agree in principle to the contents hereof and the purpose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed Offering, any legal obligations between FBR and First Security shall be only as set forth in a duly executed Agreement. Such Agreement shall be in the form and content satisfactory to, among other things, there being in FBR's opinion no material adverse change in the condition or obligations of First Security or no market conditions which might render the Offering by First Security inadvisable.



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The  validity  and  interpretation  of this  Agreement  shall  be  governed  by, construed and enforced in accordance with, the laws of the Commonwealth of Virginia, applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules).

Please acknowledge your agreement to the foregoing by signing below and returning to FBR one copy of this letter along with a payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

Very truly yours,


FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


By: /s/ Robert A. Kotecki
    ------------------------
    Robert A. Kotecki

Title: Senior Vice President

Date:




Agreed and Accepted to this 29th day of May, 1997.

First Security Federal Savings Bank, FSB
On behalf of First Security and on behalf of the Holding Company to be formed

By: /s/ Julian E. Kulas
    ------------------------
    Julian E. Kulas

Title: President/CEO

Ratified and approved this 29th day of May, 1997.
On behalf of the Holding Company

By: /s/ Julian E. Kulas
    ------------------------
    Julian E. Kulas

Title: President/CEO